Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President - Finance and
Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE EARNS $0.36 PER DILUTED SHARE FOR

FIRST-QUARTER 2007

Affirms Established Guidance for 2007 Earnings per Diluted Share in Range of $2.00 to $2.05

THOMASVILLE, N.C. (April 26, 2007) – Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the first quarter ended March 31, 2007. Revenue was $319.9 million for the quarter, a 9.7% increase from $291.6 million for the first quarter of 2006. Net income for the first quarter of 2007 was $13.6 million, or $0.36 per diluted share, compared with $13.0 million, or $0.35 per diluted share, for the first quarter of 2006. Old Dominion’s operating ratio increased to 92.2% for the first quarter of 2007 from 91.9% for the first quarter of 2006.

Earl E. Congdon, Chairman and Chief Executive Officer of Old Dominion, commented, “Old Dominion’s results for the first quarter reflect a difficult operating environment due to slower domestic economic growth and harsh winter weather. Despite these challenges, Old Dominion increased its revenue by 9.7% through a 7.4% increase in tonnage and 1.4% improvement in revenue per hundredweight. Although the increased tonnage improved service center and linehaul density, the improved efficiency was not sufficient to offset increased operating expenses, resulting in a 30 basis point increase in our operating ratio for the quarter.

“While we believe the economic environment will remain challenging during the second quarter, we remain committed to our long-term growth objectives that include steady geographic expansion through the opening of new service centers and accretive acquisitions. We recently announced a definitive agreement to purchase selected assets from Priority Freight Lines, Inc., which operates eight LTL service centers in Washington, Oregon, Idaho and Utah. Upon the completion of this transaction, which we expect to occur later this month, we plan to operate three of these service centers located in Yakima and Pasco, Washington and Medford, Oregon, while consolidating the remainder of Priority Freight’s operations into our existing network. As a result of this acquisition, we will initiate full-state coverage in Washington, the 38th state with such coverage, and enhance our direct service in Oregon. We will also increase the number of our service centers in operation to 187 from 182 at December 31, 2006 with the addition of these three service centers and the West Atlanta, Georgia and Cedar Rapids, Iowa service centers that we opened in the first quarter.”

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500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Reports First-Quarter Earnings

April 26, 2007

Based on the Company’s first-quarter results and its outlook for the remainder of 2007, Old Dominion today affirmed its established guidance for earnings per diluted share for 2007 in a range of $2.00 to $2.05. In addition, the Company today established its guidance for earnings per diluted share for the second quarter of 2007 in a range of $0.52 to $0.55.

Mr. Congdon concluded, “Our cautious near-term outlook does not diminish Old Dominion’s opportunities to achieve long-term secular growth. We will continue pursuing these opportunities from our strong, differentiated market position as a single-source, non-union provider of comprehensive and high quality regional and inter-regional LTL services.”

Old Dominion will hold a conference call to discuss this release today at 11:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com or by going to www.InvestorCalendar.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these websites shortly after the call through May 26, 2007. A telephonic replay will also be available through May 3, 2007, at (719) 457-0820, Confirmation Number 5430999.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the Company’s ability to complete and successfully integrate acquired businesses and assets, including the acquisition of Priority Freight Lines, and produce the anticipated benefits from such transactions; (2) the competitive environment with respect to industry capacity and pricing; (3) the negative impact of any unionization of the Company’s employees; (4) the challenges associated with executing the Company’s growth strategy; (5) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (6) the availability and cost of fuel; (7) difficulty in attracting or retaining qualified drivers; (8) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (9) the Company’s significant ongoing cash requirements; (10) the availability and cost of new equipment; (11) the costs of compliance with, or liability for, violation of existing or future governmental regulation; (12) seasonal trends in the industry, including the possibility of harsh weather conditions; (13) the Company’s dependence on key employees; (14) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (15) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among five regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD- Technology, the Company offers an array of innovative products and services that provide direct service to 47 states within the Southeast, South Central, Northeast, Midwest and West regions of the country, including 37 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining states as well as international services around the globe.

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ODFL Reports First-Quarter Earnings

April 26, 2007

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended
	March 31,		% Chg.
	2007	2006
Revenue from operations	$319,942	$291,631	9.7%
Operating income	$25,044	$23,582	6.2%
Operating ratio	92.2%	91.9%
Net income	$13,571	$13,020	4.2%
Earnings per share:
Basic and diluted	$0.36	$0.35	2.9%
Weighted average shares outstanding:
Basic and diluted	37,285	37,285	0.0%

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ODFL Reports First-Quarter Earnings

April 26, 2007

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations
(In thousands, except per share amounts)
	First Quarter
	2007		2006		%Chg.
Revenue	$319,942	100.0%	$291,631	100.0%	9.7%

Operating expenses:
Salaries, wages & benefits	176,255	55.1%	160,058	54.9%	10.1%
Operating supplies & expenses	49,490	15.5%	45,554	15.6%	8.6%
General supplies & expenses	9,299	2.9%	9,310	3.2%	(0.1%)
Operating taxes & licenses	12,221	3.8%	11,035	3.8%	10.7%
Insurance & claims	11,112	3.5%	8,484	2.9%	31.0%
Communications & utilities	3,882	1.2%	3,802	1.3%	2.1%
Depreciation & amortization	18,432	5.8%	15,537	5.3%	18.6%
Purchased transportation	9,792	3.1%	10,006	3.4%	(2.1%)
Building and office equipment rents	2,717	0.8%	2,770	1.0%	(1.9%)
Miscellaneous expenses, net	1,698	0.5%	1,493	0.5%	13.7%

Total operating expenses	294,898	92.2%	268,049	91.9%	10.0%

Operating income	25,044	7.8%	23,582	8.1%	6.2%

Other deductions:
Interest expense, net	3,023	0.9%	1,611	0.5%	87.6%
Other expense, net	251	0.1%	271	0.1%	(7.4%)

Income before income taxes	21,770	6.8%	21,700	7.5%	0.3%

Provision for income taxes	8,199	2.6%	8,680	3.0%	(5.5%)

Net income	$13,571	4.2%	$13,020	4.5%	4.2%

Earnings per share:

Basic and Diluted	$0.36		$0.35		2.9%

Weighted average outstanding shares:

Basic and Diluted	37,285		37,285		0.0%

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ODFL Reports First-Quarter Earnings

April 26, 2007

OLD DOMINION FREIGHT LINE, INC.

	First Quarter
Operating Statistics	2007	2006	% Chg.
( * In thousands)
Operating ratio	92.2%	91.9%	0.3%
Intercity miles *	74,978	68,630	9.2%
Total tons *	1,242	1,156	7.4%
Total shipments *	1,620	1,544	4.9%
Revenue per intercity mile	$4.27	$4.25	0.5%
Rev/cwt ‡	$12.95	$12.77	1.4%
Rev/cwt excluding fuel surcharges ‡	$11.56	$11.40	1.4%
Rev/shp ‡	$198.53	$191.32	3.8%
Rev/shp excluding fuel surcharges ‡	$177.31	$170.68	3.9%
Weight per shipment	1,533	1,498	2.3%
Average length of haul	944	937	0.7%

*	- In thousands
‡	- For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company’s revenue recognition policy.

Balance Sheets	March 31, 2007	December 31, 2006
(In thousands)
Current assets	$234,170	$256,367
Net property and equipment	670,365	607,588
Other assets	29,102	28,238

Total assets	$933,637	$892,193

Current maturities of long-term debt	$12,528	$12,697
Other current liabilities	139,971	108,849

Total current liabilities	152,499	121,546
Long-term debt	255,181	261,885
Other non-current liabilities	94,766	91,142

Total liabilities	502,446	474,573
Equity	431,191	417,620

Total liabilities & equity	$933,637	$892,193

Notes: Financial and operating data are unaudited

LTL is less than 10,000 lbs.

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